Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. REPORTS STOCK PRICE ANOMALIES

LITTLE ELM, TEXAS, December 15, 2022 — Retractable Technologies, Inc. (NYSE American: RVP) issues this press release to express the Company’s concern regarding stock price anomalies in its Common Stock and disclose actions taken to date. Concerned about possible market manipulation, the Company engaged an independent highly reputable economic consulting firm in 2021 which analyzed millions of trades in the Company’s stock in recent years. This in-depth analysis, costing the Company over $600 thousand, confirmed that there were statistically significant anomalies in the market’s reaction to the Company’s positive disclosures, meaning that the Company’s stock price would often react negatively or in a statistically insignificant way following positive earnings reports and press releases. The Company’s consultant presented its analysis to the U.S. Securities and Exchange Commission in March 2022. In late November 2022, the Commission informed the Company that it would not pursue the matter further from an enforcement perspective. In summary, the Company’s management expresses its disappointment that the Company’s stock price does not appear to correlate to the Company’s actual value and advises its stockholders that an investment in the Company’s stock is not likely to track the Company’s operational performance based on historical data.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer